Columbine Capital Corp.

2011 Equity Incentive Plan

Effective Date: February 24, 2011
Approved by the Board on February 16, 2011
Approved by the Stockholders on February 24, 2011

10.1 Service	15
10.2 Nontransferability of Awards	16
10.3 No Plan Funding	16
ARTICLE XI GENERAL RESTRICTIONS	16
11.1 Investment Representations	16
11.2 Compliance with Securities Laws	17
11.3 Changes in Accounting Rules	17
ARTICLE XII PLAN AMENDMENT, MODIFICATION AND TERMINATION	17
ARTICLE XIII WITHHOLDING	17
13.1 Withholding Requirement	17
3.2 Withholding With Stock	17
ARTICLE XIV REQUIREMENTS OF LAW	18
14.1 Requirements of Law	18
14.2 Federal Securities Law Requirements	18
14.3 Governing Law	18
ARTICLE XV DURATION OF THE PLAN	18

Columbine Capital Corp.
2011 EQUITY INCENTIVE PLAN
ARTICLE I
INTRODUCTION

1.1    Establishment. Columbine Capital Corp. adopts this 2011 Equity Incentive Plan (the “Plan”) effective as of the Effective Date. The Plan is established for certain key employees of the Company, certain consultants and advisors to the Company, and certain non-employee directors of the Company. The Plan permits the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, restricted stock awards, and other stock grants to certain key employees of the Company, to certain consultants to the Company and certain non-employee directors of the Company.
1.2    Purposes. The purposes of the Plan are to provide those who are selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in stockholder value, so that the income of those participating in the Plan is more closely aligned with the income of the Company’s stockholders. The Plan is also designed to provide a financial incentive that will help the Company attract, retain and motivate the most qualified employees, consultants, advisors and non-employee directors.
ARTICLE II
DEFINITIONS
2.1    Definitions. The following terms shall have the meanings set forth below:
(a)“Affiliated Corporation” means any corporation or other entity that is affiliated with the Company through stock ownership or otherwise and is designated as an “Affiliated Corporation” by the Board; provided, that for purposes of Incentive Options granted pursuant to the Plan, an “Affiliated Corporation” means any parent or subsidiary of the Company as defined in Section 424 of the Code.
(b)“Award” means an Option, a Restricted Stock Award, grants of Stock pursuant to Article IX or other issuances of Stock hereunder.
(c)“Award Agreement” shall mean an Option Agreement, Restricted Stock Agreement or a written agreement evidencing any other Award under this Plan.
(d)“Board” means the Board of Directors of the Company.
(e)“Change in Control” shall mean the following:
(i)Merger; Reorganization. Any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving or successor entity immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred, excluding (A) any consolidation or merger effected exclusively to change the domicile of the Company and (B) any transaction or series of transactions principally for bona fide equity

Columbine Capital Corp. 2011 Equity Incentive Plan

financing purposes (including, but not limited to, the sale of securities pursuant to an effective registration statement filed with the Securities and Exchange Commission) in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or
(ii)Other Transactions. A sale, lease or other disposition of all or substantially all of the assets of the Company.
(f)“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
(g)“Committee” means the Board, or if so delegated by the Board, a committee consisting of members of the Board who are empowered hereunder to administer the Plan. If applicable, the Committee shall be so constituted at all times as to permit the Plan to comply with Rule 16b-3 or any successor rule promulgated under the Exchange Act. Except as provided in Section 3.2, the Committee shall select Participants from Eligible Employees, Eligible Consultants and Eligible Non-Employee Directors of the Company and shall determine the Awards to be made pursuant to the Plan and the terms and conditions thereof.
(h)“Company” means Columbine Capital Corp., a Colorado corporation, and the Affiliated Corporations.
(i)“Disabled” or “Disability” shall have the meaning given to those terms in Section 22(e)(3) of the Code.
(j)Domestic Relations Order means any judgment, decree, or order (including approval of a property settlement agreement) that is made pursuant to a state domestic relations law and that relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of a Participant.
(k)“Effective Date” means the original effective date of the Plan, February 24, 2011.
(l)“Eligible Consultants” means those consultants and advisors to the Company who are determined, by the Committee, to be individuals (i) whose services are important to the Company and who are eligible to receive Awards, other than Incentive Options, under the Plan, and (ii) who meet the conditions for eligibility under Rule 701 as promulgated by the SEC, as it may be amended from time to time, or such other exemptions from registration as may be applicable.
(m)“Eligible Employees” means those employees (including, without limitation, officers and directors who are also employees) of the Company or any subsidiary or division thereof, upon whose judgment, initiative and efforts the Company is, or will become, largely dependent for the successful conduct of its business. For purposes of the Plan, an employee is any individual who provides services to the Company or any subsidiary or division thereof as a common law employee and whose remuneration is subject to the withholding of federal income tax pursuant to Section 3401 of the Code. The term “Eligible Employee” shall not include any individual (A) who provides services to the Company or any subsidiary or division thereof under an agreement, contract, or any other arrangement pursuant to which the individual is initially classified as an independent contractor or (B) whose remuneration for services has not been treated initially as subject to the withholding of federal income tax pursuant to Section 3401 of the Code even if the individual is subsequently reclassified as a common law employee as a result of a final decree of a court of competent jurisdiction or the settlement of an administrative or judicial proceeding. Leased employees shall not be treated as employees under this Plan.

Columbine Capital Corp. 2011 Equity Incentive Plan

(n)“Eligible Non-Employee Director” shall mean any person serving on the Board who is not on the date of an Award and has not been an employee of the Company at anytime during the twelve (12) month period immediately preceding the date of the Award.
(o)“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
(p)“Fair Market Value” means, as of a given date, (i) the closing price of a Share on the principal stock exchange on which the Stock is then trading, if any (or as reported on any composite index that includes such principal exchange) on such date, or if Shares were not traded on such date, then on the next preceding date on which a trade occurred; or (ii) if the Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the mean between the closing representative bid and asked prices for the Stock on such date as reported by NASDAQ or such successor quotation system; or (iii) if the Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the Fair Market Value of a Share shall be determined by the Committee acting in good faith and in compliance with Section 409A of the Code.
(q)“Forfeiture Restrictions” shall have the meaning given to that term in Section 8.2 hereof.
(r)“Incentive Option” means an Option designated as such and granted in accordance with Section 422 of the Code.
(s)“Involuntary Termination” shall mean, unless explicitly provided otherwise in an Award Agreement, the termination of the Service of any individual which occurs by reason of:
(i)such individual’s involuntary dismissal or discharge by the Company or the Successor for reasons other than Misconduct, or
(ii)such individual’s voluntary resignation following (A) a change in his or her position with the Company or the Successor which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) (1) a reduction of 10% or more of his or her base salary or (2) a material reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without the individual’s consent.
(t)“Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any material unauthorized use or disclosure by such person of confidential information or trade secrets of the Company or the Successor, or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or the Successor) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Company (or the Successor) to discharge or dismiss the Participant from the Service of the Company (or the Successor) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.
(u)“Non-Qualified Option” means any Option other than an Incentive Option.
(v)“Option” means a right to purchase Stock at a stated or formula price for a specified period of time. Options granted under the Plan shall be either Incentive Options or Non-Qualified Options.

Columbine Capital Corp. 2011 Equity Incentive Plan

(w)“Option Agreement” shall have the meaning given to that term in Section 7.2 hereof.
(x)“Option Holder” means a Participant who has been granted one or more Options under the Plan.
(y)“Option Period” means the period of time, determined by the Committee, during which an Option may be exercised by the Option Holder.
(z)“Option Price” shall have the meaning given to that term in Section 7.2(b) hereof.
(aa)“Participant” means an Eligible Employee, Eligible Consultant, or Eligible Non-Employee Director designated by the Committee from time to time during the term of the Plan to receive one or more of the Awards provided under the Plan.
(ab)“Repurchase Rights” shall have the meaning given to that term in Section 7.2(c) hereof.
(ac)“Restricted Stock Agreement” shall have the meaning given to that term in Section 8.1 hereof.
(ad)“Restricted Stock Award” means an award of Stock granted to a Participant pursuant to ARTICLE VIII that is subject to certain restrictions imposed in accordance with the provisions of such Section.
(ae)“Section 16” shall have the meaning given to that term in Section 13.2(c) hereof
(af)“Securities Act” means the Securities Act of 1933, as it may be amended from time to time.
(ag)“Service” shall mean the provision of services to the Company (or the Successor) by a person in the capacity of an employee, a non-employee member of the Board or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant.
(ah)“Share” means one whole share of Stock.
(ai)“Stock” means the common stock of the Company.
(aj)“Successor” shall have the meaning given to that term in Section 5.1(a) hereof.
(ak)“Tax Date” shall have the meaning given to that term in Section 13.2 hereof.
(al)“Columbine Capital Corp.” means Columbine Capital Corp., a Colorado corporation.
2.2    Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Columbine Capital Corp. 2011 Equity Incentive Plan

ARTICLE III
PLAN ADMINISTRATION
3.1    General. The Plan shall be administered by the Committee. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, select the Participants from among the Eligible Employees, Eligible Consultants and Eligible Non-Employee Directors, determine the Awards to be made pursuant to the Plan, or shares of Stock to be issued thereunder and the time at which such Awards are to be made, fix the Option Price, period and manner in which an Option becomes exercisable, establish the duration and nature of Restricted Stock Award restrictions, establish the terms and conditions applicable to, and establish such other terms and requirements of the various compensation incentives under the Plan as the Committee may deem necessary or desirable, and consistent with the terms of the Plan. The Committee shall determine the form or forms of the agreements with Participants that shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Participants with respect to Awards granted pursuant to the Plan, which provisions need not be identical except as may be provided herein; provided, however, that only Eligible Employees shall be eligible to receive Incentive Options. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. To amend the Plan in any respect the Committee deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Options granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. The Committee shall construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Committee may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or an Award fully effective. The Committee shall settle all controversies regarding the Plan and Awards granted under it. The Committee may accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest. The Committee may suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Award holder. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.
3.2    Delegation by Committee. The Committee may, from time to time, delegate, to specified officers of the Company, the power and authority to grant Awards under the Plan to specified groups of Eligible Employees, Eligible Consultants and Eligible Non-Employee Directors, subject to such restrictions and conditions as the Committee, in its sole discretion, may impose. The delegation shall be as broad or as narrow as the Committee shall determine. To the extent that the Committee has delegated the authority to determine certain terms and conditions of an Award, all references in the Plan to the Committee’s exercise of authority in determining such terms and conditions shall be construed to include the officer or officers to whom the Committee has delegated the power and authority to make such determination. The power and authority to grant Awards to any Eligible Employee or Eligible Consultant or Eligible Non-Employee Director who is covered by Section 16(b) of the Exchange Act shall not be delegated by the Committee.

Columbine Capital Corp. 2011 Equity Incentive Plan

3.3    Contractual Limitations. The Committee shall in exercising its discretion under the Plan comply with all contractual obligations of the Company in effect from time to time, whether contained in the Company’s Certificate of Incorporation, By-laws or other binding contract.
3.4    Compliance with 409A. To the extent that the Committee determines that any Option granted under the Plan is subject to Section 409A of the Code, the Option Agreement evidencing such option shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Option Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Committee determines that any Option may be subject to Section 409A of the Code, the Board may adopt such amendments to the Plan and the applicable Option Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (1) exempt the Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Option, or (2) comply with the requirements of Section 409A of the Code.
ARTICLE IV
STOCK SUBJECT TO THE PLAN
4.1    Number of Shares. Upon exercise of an option (whether granted under this Plan or otherwise), the Shares issued upon exercise of such option shall no longer be considered to be subject to an outstanding Award or option for purposes of the immediately preceding sentence. Notwithstanding anything to the contrary contained herein, no Award granted hereunder shall become void or otherwise be adversely affected solely because of a change in the number of Shares of the Company that are issued and outstanding from time to time, provided that changes to the issued and outstanding Shares may result in adjustments to outstanding Awards in accordance with the provisions of this ARTICLE IV. The maximum number of Shares that may be issued under Incentive Options is Forty Thousand (40,000.00) Shares. The Shares may be either authorized and unissued Shares or previously issued Shares acquired by the Company. The maximum numbers may be increased from time to time by approval of the Board and by the stockholders of the Company if, in the opinion of counsel for the Company, stockholder approval is required. The Company shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.
4.2    Limit on Options Received by Participants.. The maximum number of Shares with respect to which a Participant may receive Options under the Plan during the terms of the Plan is Ten Thousand (10,000) Shares. The maximum number may be increased from time to time by approval of the Board and by the stockholders of the Company if, in the opinion of counsel for the Company, stockholder approval is required. Stockholder approval shall not be required for increases solely pursuant to Section 4.4 below.
4.3    Other Shares of Stock. Any Shares that are subject to an Option that expires or for any reason is terminated unexercised, any Shares that are subject to an Award (other than an Option) and that are forfeited, and any Shares withheld for the payment of taxes or received by the Company as payment of the exercise price of an Option shall automatically become available for use under the Plan.
4.4    Adjustments for Stock Split, Stock Dividend, Etc.. If the Company shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or

Columbine Capital Corp. 2011 Equity Incentive Plan

recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, exercise price, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the Shares as to which Awards may be granted under the Plan, (ii) the Shares then included in each outstanding Award granted hereunder, (iii) the maximum number of Shares available for grant to any one person pursuant to Section 4.2, (iv) the maximum number of Shares available for grant pursuant to Incentive Options, and (v) the number of Shares subject to a delegation of authority under Section 3.2 of this Plan.
4.5    Other Distributions and Changes in the Stock.
(a)If the Company shall at any time distribute with respect to the Stock assets or securities of persons other than the Company (excluding (i) cash or (ii) distributions referred to in Section 4.4), or
(b)if the Company shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional shares thereof or for any other securities of the Company, or
(c)if there shall be any other change (except as described in Section 4.4) in the number or kind of outstanding Shares or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged; and if the Committee shall in its discretion determine that the event described in subsection (a) or (b) above equitably requires an adjustment in the number or kind of Shares subject to an Option or other Award, an adjustment in the Option Price or the taking of any other action by the Committee, including without limitation, the setting aside of any property for delivery to the Participant upon the exercise of an Option or the full vesting of an Award, then such adjustments shall be made, or other action shall be taken, by the Committee and shall be effective for all purposes of the Plan and on each outstanding Option or Award that involves the particular type of stock for which a change was effected. Notwithstanding the foregoing provisions of this Section 4.5, pursuant to Section 8.3 below, a Participant holding Stock received as a Restricted Stock Award shall have the right to receive all amounts, including cash and property of any kind, distributed with respect to the Stock after such Restricted Stock Award was granted upon the Participant’s becoming a holder of record of the Stock.
4.6    General Adjustment Rules. No adjustment or substitution provided for in this ARTICLE IV shall require the Company to sell a fractional Share under any Option, or otherwise issue a fractional Share, and the total substitution or adjustment with respect to each Option and other Award shall be limited by deleting any fractional Share. In the case of any such substitution or adjustment, the aggregate Option Price for the total number of Shares then subject to an Option shall remain unchanged but the Option Price per Share under each such Option shall be equitably adjusted by the Committee to reflect the greater or lesser number of Shares or other securities into which the Stock subject to the Option may have been changed, and appropriate adjustments shall be made to other Awards to reflect any such substitution or adjustment.
4.7    Determination by the Committee, Etc.. Adjustments under this ARTICLE IV shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all parties thereto.

Columbine Capital Corp. 2011 Equity Incentive Plan

ARTICLE V
CORPORATE REORGANIZATION; CHANGE IN CONTROL
5.1    Default Provisions. Unless explicitly provided otherwise in an Award Agreement and subject to Section 5.3 below:
(a)The Shares subject to each Option outstanding under the Plan at the time of a Change in Control shall automatically vest in full so that each such Option shall, immediately prior to the Change in Control, become exercisable for all of the Shares at the time subject to that Option and may be exercised for any or all of those Shares as fully-vested Shares of Stock. However, the Shares subject to an outstanding Option shall not vest in full on such an accelerated basis if and to the extent: (i) such Option is assumed by the successor corporation (or a parent thereof) (the “Successor”) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction and any repurchase rights of the Company with respect to the unvested Shares subject to such Option are concurrently assigned to such Successor or otherwise continued in effect, or (ii) such Option is to be replaced with a cash incentive program of the Company or any Successor which preserves the spread between the Option Price and the Fair Market Value of the unvested Shares subject to such Option at the time of the Change in Control and provides for subsequent payout of that spread in accordance with the vesting schedule applicable to those unvested Shares, or (iii) the acceleration of such Option is subject to other limitations imposed by the Committee at the time of the Option grant.
(b)All outstanding Repurchase Rights with respect to unvested Shares purchased pursuant to any Option shall also automatically terminate, and the Shares subject to those terminated rights shall immediately vest in full, immediately prior to the Change in Control, except to the extent: (i) any of the Repurchase Rights are assigned to the Successor or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Committee at the time the Repurchase Right is issued.
(c)All outstanding Forfeiture Restrictions with respect to Restricted Stock Awards shall also automatically terminate, and the Shares of Stock subject to those terminated Forfeiture Restrictions shall immediately vest in full, immediately prior to the Change in Control, except to the extent: (i) the Forfeiture Restrictions are maintained by the Successor and continued in full force and effect pursuant to the terms of the Change in Control transaction, or (ii) such accelerated vesting is precluded by other limitations imposed by the Committee at the time the Restricted Stock Award is issued.
(d)Immediately following the consummation of the Change in Control, all outstanding Options shall terminate and cease to be outstanding, except to the extent assumed by the Successor or otherwise continued in effect pursuant to the terms of the Change in Control transaction.
5.2    Assumption or Substitution of Options. To the extent any Option is assumed in connection with a Change in Control or otherwise continued in effect, such Option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Option Holder in consummation of such Change in Control, had the Option been exercised immediately prior to such Change in Control. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Option following the consummation of such Change in Control and (ii) the exercise price payable per Share under each outstanding Option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the actual holders of the Company’s outstanding Stock receive cash consideration for their Stock in consummation of the Change in Control, the Successor may, in connection with the assumption of the outstanding Options under this Plan, substitute one or more shares of its own common

Columbine Capital Corp. 2011 Equity Incentive Plan

stock with a Fair Market Value equivalent to the cash consideration paid per Share of Stock in such Change in Control.
5.3    Provisions Applicable at the Discretion of the Committee.
(a)The Committee shall have the discretion, exercisable either at the time an Award is granted or issued or at any time while the Award remains outstanding, to structure the Award so that it shall automatically accelerate and vest in full upon the occurrence of a Change in Control (and any Forfeiture Restrictions or Repurchase Rights of the Company with respect to unvested Shares received pursuant to the Award shall immediately terminate), whether or not the Award is to be assumed in the Change in Control or the Forfeiture Restrictions or Repurchase Rights of the Company would otherwise continue in effect pursuant to the Change in Control.
(b)The Committee shall also have full power and authority, exercisable either at the time an Option is granted or at any time while the Option remains outstanding, to structure such Option so that all or a portion of the Shares subject to such Option will automatically vest on an accelerated basis should the Option Holder’s Service terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following any Change in Control in which the Option is assumed or otherwise continued in effect and the Repurchase Rights applicable to the Shares subject to such Option do not otherwise terminate. Any Option so accelerated shall remain exercisable for the fully-vested Shares subject to such Option until the expiration or sooner termination of the Option Period. In addition, the Committee may provide that one or more of the Company’s outstanding Repurchase Rights with respect to Shares held by the Option Holder at the time of such Involuntary Termination shall immediately terminate on an accelerated basis, and the Shares subject to those terminated rights shall accordingly vest at that time.
(c)The Committee shall also have full power and authority, exercisable either at the time the Restricted Stock Award is issued or at any time while the Restricted Stock Award remains outstanding, to provide that all or a portion of the Forfeiture Restrictions with respect to such Restricted Stock Award shall automatically terminate on an accelerated basis, and the Shares subject to those terminated Forfeiture Restrictions shall immediately vest, in the event the Participant’s Service should terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following any Change in Control in which those Forfeiture Restrictions are assigned to the Successor or otherwise continued in full force and effect.
(d)The Committee shall also have full power and authority, exercisable at the time an Option is granted or at any time while an Option remains outstanding, to provide that the Option shall be deemed automatically exercised on a net basis immediately prior to a Change in Control if (i) the Option Price is less than the then-current Fair Market Value per Share, and (ii) the Shares subject to the Option are vested (including vesting by reason of the Change in Control). Upon such net exercise, the Option Holder shall be entitled to a number of Shares computed using the following formula:

X =	Y (A-B)
A

Where:	X = the number of Shares to be issued to the Option Holder;
Y =    the number of Shares purchasable under the Option immediately prior to the Change in Control;
A =    the then-current Fair Market Value of one Share of Stock; and

Columbine Capital Corp. 2011 Equity Incentive Plan

B =    the per-Share Option Price of the Option.
In no event shall the Committee be required to issue any fractional Shares.
(e)The Committee shall also have full power and authority, exercisable at the time an Option is granted or at any time while an Option remains outstanding, to provide that the Option, if outstanding immediately prior to a Change in Control and then having an Option Price less than the current Fair Market Value per Share, shall be automatically cancelled at such time in exchange for a cash payment equal to the product of (i) the number of vested Shares then subject to the Option (including Shares that become vested as a result of the Change in Control) multiplied by (ii) the excess of the (x) Fair Market Value of a Share on the date of the Change in Control over (y) the Option Price.
(f)Notwithstanding any other provision in this ARTICLE V, the Committee shall have full power and authority, exercisable at the time an Award is granted or at any time while the Award remains outstanding, to provide for or take any other Change in Control related action with respect to an Award as the Committee deems appropriate. The Committee need not take the same action with respect to all outstanding Awards or to all outstanding Awards of the same type.
5.4    Company Actions. The grant of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
ARTICLE VI
PARTICIPATION
. Participants in the Plan shall be those Eligible Employees who, in the judgment of the Committee, are performing, or during the term of their incentive arrangement will perform, vital services in the management, operation and development of the Company, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term corporate economic objectives. Eligible Consultants shall be selected from those non-employee consultants to the Company who are performing services important to the operation and growth of the Company. All Eligible Non-Employee Directors selected by the Board may participate in the Plan. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Committee and receipt of one such Award shall not result in automatic receipt of any other Award. Upon determination by the Committee that an Award is to be granted to a Participant, written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto. Each Participant shall, if required by the Committee, enter into an agreement with the Company, in such form as the Committee shall determine and which is consistent with the provisions of the Plan, specifying such terms, conditions, rights and duties. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.
ARTICLE VII
OPTIONS
7.1    Grant of Options. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Options. The Committee in its sole discretion shall designate whether an Option is an Incentive Option or a Non-Qualified Option; provided, however, that only Non-Qualified Options may be granted to Eligible Consultants and Eligible Non-Employee Directors. The Committee may grant both an Incentive Option and a Non-Qualified Option to an Eligible Employee at the same time or at different times. Incentive Options and Non-Qualified Options, whether

Columbine Capital Corp. 2011 Equity Incentive Plan

granted at the same time or at different times, shall be deemed to have been awarded in separate grants and shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised. An Option shall be considered as having been granted on the date specified in the grant resolution of the Committee.
7.2    Stock Option Agreements. Each Option granted under the Plan shall be evidenced by a written stock option agreement (an “Option Agreement”). An Option Agreement shall be issued by the Company in the name of the Participant to whom the Option is granted (the “Option Holder”) and in such form as may be approved by the Committee. The Option Agreement shall incorporate and conform to the conditions set forth in this Section 7.2 as well as such other terms and conditions that are not inconsistent as the Committee may consider appropriate in each case.
(a)Number of Shares. Each Option Agreement shall state that it covers a specified number of Shares, as determined by the Committee.
(b)Price. The price at which each Share covered by an Option may be purchased (the “Option Price”) shall be determined in each case by the Committee and set forth in the Option Agreement, but in no event shall the price be less than 100 percent of the Fair Market Value of one Share of Stock on the date the Option is granted.
(c)Duration of Options; Vesting. Each Option Agreement shall state the Option Period applicable to the Option, which must end, in all cases, not more than ten years from the date the Option is granted. Each Option Holder shall become vested in the Shares underlying the Option in such installments and over such period or periods of time, if any, or upon such events, as are determined by the Committee in its discretion and set forth in the Option Agreement.
(d)Termination of Services, Death, Disability, Etc. The Committee may specify the period, if any, during which an Option may be exercised following termination of the Option Holder’s Service. The effect of this subsection 7.2(d) shall be limited to determining the consequences of a termination and nothing in this subsection 7.2(d) shall restrict or otherwise interfere with the Company’s discretion with respect to the termination of any individual’s Service. If the Committee does not otherwise specify, the following shall apply:
(i)If the Service of the Option Holder is terminated within the Option Period for Misconduct, the Option shall thereafter be void for all purposes.
(ii)If the Option Holder becomes Disabled, the Option may be exercised by the Option Holder within one year following the Option Holder’s termination of Service on account of Disability (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares that had become vested on or before the date of the Option Holder’s termination of Service because of Disability.
(iii)If the Option Holder dies during the Option Period while still in Service of the Company or within the one year period referred to in (ii) above or the three-month period referred to in (iv) below, the Option may be exercised by those entitled to do so under the Option Holder’s will or by the laws of descent and distribution within one year following the Option Holder’s death (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares that had become vested on or before the date of the Option Holder’s death.

Columbine Capital Corp. 2011 Equity Incentive Plan

(iv)If the Service of the Option Holder is terminated within the Option Period for any reason other than Misconduct, Disability, or death, the Option may be exercised by the Option Holder within three (3) months following the date of such termination (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares that had become vested on or before the date of termination of Service.
(e)No Employment Right. Nothing in this paragraph shall limit or impair the Company’s right to terminate the employment of any employee or to terminate the consulting services of any consultant.
(f)Exercise, Payments, Etc.
(i)Manner of Exercise. The method for exercising each Option granted hereunder shall be by delivery to the Company of written notice specifying the number of Shares with respect to which such Option is exercised. The purchase of such Shares shall take place at the principal offices of the Company within thirty (30) days following delivery of such notice, at which time the Option Price of the Shares shall be paid in full by any of the methods set forth below or a combination thereof. The Option shall be exercised when the Option Price for the number of Shares as to which the Option is exercised is paid to the Company in full. A properly executed certificate or certificates representing the Shares shall be delivered to or at the direction of the Option Holder upon payment therefor. If Options on less than all Shares evidenced by an Option Agreement are exercised, the Company shall deliver a new Option Agreement evidencing the Option on the remaining Shares upon delivery of the Option Agreement for the Option being exercised.
(ii)The exercise price shall be paid by any of the following methods or any combination of the following methods at the election of the Option Holder, or by any other method approved by the Committee:
(A)in cash;
(B)by certified check, cashier’s check or other check acceptable to the Company, payable to the order of the Company;
(C)if expressly permitted by a resolution of the Committee applicable to the Option at the time of exercise (whether such resolution is applicable solely to the Option being exercised or is generally applicable to some or all Options outstanding under the Plan), by delivery to the Company of certificates representing the number of Shares then owned by the Option Holder, the Fair Market Value of which equals the purchase price of the Shares purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that no Option may be exercised by delivery to the Company of certificates representing Shares, unless such Shares have been held by the Option Holder for more than six (6) months (or such other period of time as the Committee determines is necessary to avoid adverse financial accounting treatment); for purposes of this Plan, the Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Option shall be the Fair Market Value as of the exercise date, and the exercise date shall be the day of delivery of the certificates for the Shares used as payment of the Option Price.
(g)Date of Grant. An Option shall be considered as having been granted on the date specified in the grant resolution of the Committee.
(h)Withholding.

Columbine Capital Corp. 2011 Equity Incentive Plan

(i)Non-Qualified Options. Upon exercise of an Option, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by Sections 3102 and 3402 of the Code and applicable state income tax laws, including payment of such taxes through delivery of Shares of Stock or by withholding Shares to be issued under the Option, as provided in ARTICLE XIII.
(ii)Incentive Options. If an Option Holder makes a disposition (as defined in Section 424(c) of the Code) of any Shares acquired pursuant to the exercise of an Incentive Option prior to the expiration of two years from the date on which the Incentive Option was granted or prior to the expiration of one year from the date on which the Option was exercised, the Option Holder shall send written notice to the Company at the Company’s principal place of business of the date of such disposition, the number of Shares disposed of, the amount of proceeds received from such disposition and any other information relating to such disposition as the Company may reasonably request. The Option Holder shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by Sections 3102 and 3402 of the Code and applicable state income tax laws.
(i)Lock-Up Period. The Option Agreement may, as determined by the Committee in its sole discretion, include a provision requiring that, if requested by the Company or the representative of the underwriters of Stock (or other securities) of the Company, the Option Holder shall not directly or indirectly sell, offer to sell, contract to sell, pledge, transfer or otherwise dispose of, make any short sale of, grant any option for the purchase or sale of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Stock (or other securities) of the Company held by such Option Holder (other than those included for sale in the registration) for a period specified by the representative of the underwriters of Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act. If requested by the Company or the representative of the underwriters of Stock (or other securities) of the Company, the Option Holder may be required to enter into an agreement regarding his or her compliance with this requirement that will survive the term of the Option Agreement.
7.3    Restrictions on Incentive Options.
(a)$100,000 Per Year Limitation. The aggregate Fair Market Value of the Shares with respect to which Incentive Options are exercisable for the first time by an Option Holder in any calendar year, under the Plan or otherwise, shall not exceed $100,000. For this purpose, the Fair Market Value of the Shares shall be determined as of the date of grant of the Option and Incentive Options shall be taken into account in the order granted. The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the above limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such Incentive Option shall thereafter be exercisable as a Non-Qualified Option.
(b)Ten Percent Stockholders. Incentive Options granted to an Option Holder who is the holder of record of 10% or more of the outstanding stock of the Company shall have an Option Price equal to 110% of the Fair Market Value of the Shares on the date of grant of the Option and the Option Period for any such Option shall not exceed five years.

Columbine Capital Corp. 2011 Equity Incentive Plan

7.4    Transferability. General Rule: No Lifetime Transfers. An Option shall not be transferable by the Option Holder except (i) by will or pursuant to the laws of descent and distribution or (ii) or to the Option Holder’s former spouse, to the extent such assignment is pursuant to a Domestic Relations Order (provided that if the Option being assigned pursuant to a Domestic Relations Order is an Incentive Option, such Incentive Option shall cease being an Incentive Option, and shall automatically convert to a Non-Qualified Option, upon such assignment). Except as otherwise provided by the terms of a Domestic Relations Order, an Option shall be exercisable during the Option Holder’s lifetime only by him or her, or in the event of Disability or incapacity, by his or her guardian or legal representative. The Option Holder’s guardian or legal representative shall have all of the rights of the Option Holder under this Plan. No Assignment. No right or interest of any Option Holder in an Option granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Option Holder, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy, except as set forth above. In the event the Option is assigned or transferred in any manner contrary to terms of this Plan, then all Options transferred or assigned shall immediately terminate.
(b)Right of First Refusal, Drag Along Rights, Company’s Right to Call Shares. Under the Stock Purchase Agreement, the Shares purchased by an Option Holder are subject to a Right of First Refusal should the Option Holder desire to transfer the Shares. The Option Holder must give notice to the Company and permit it to purchase the Shares prior to the Option Holder selling the Shares to a third party. In addition, the Company has certain “Drag Along Rights” in cases where the Company or the Shareholders have received “Offer to Purchase” either substantially all of the assets of the Company or substantially all of the Outstanding Voting Equity of the Company and such Offer to Purchase has been approved by a majority of the Board of Directors of the Company and is approved by the holders of seventy five per cent (75%) of the Outstanding Voting Stock of the Company. Finally, the Stock Purchase Agreement contains rights by the Company to Call the Shares in the event the Option Holder’s services terminate for any reason at a Purchase Price equal to the then-current fair market value.
7.5    Stockholder Privileges. No Option Holder shall have any rights as a stockholder with respect to any Shares covered by an Option until the Option Holder becomes the holder of record of such Shares, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Shares, except as provided in ARTICLE IV.
ARTICLE VIII
RESTRICTED STOCK AWARDS
8.1    Grant of Restricted Stock Awards. Coincident with or following designation for participation in the Plan, the Committee may grant a Participant one or more Restricted Stock Awards consisting of Shares of Stock. The number of Shares granted as a Restricted Stock Award shall be determined by the Committee. Each Restricted Stock Award granted under the Plan shall be evidenced by a written restricted stock agreement (a “Restricted Stock Agreement”). The Restricted Stock Agreement shall incorporate and conform to the conditions set forth in this ARTICLE VIII as well as such other terms and conditions that are not inconsistent as the Committee may consider appropriate in each case.
8.2    Restrictions. A Participant’s right to retain a Restricted Stock Award granted to him or her under Section 8.1 shall be subject to such restrictions, including but not limited to his or her continuous Service for the Company for a restriction period specified by the Committee or the attainment

Columbine Capital Corp. 2011 Equity Incentive Plan

of specified performance goals and objectives, as may be established by the Committee with respect to such Award (the restrictions established by the Committee under this Section shall be known as the “Forfeiture Restrictions”). The Committee may in its sole discretion provide for different Forfeiture Restrictions with respect to different Participants, to different Restricted Stock Awards or to separate, designated portions of the Shares constituting a Restricted Stock Award. In the event of the death or Disability of a Participant, or the retirement of a Participant in accordance with the Company’s established retirement policy, all Forfeiture Restrictions then held by him or her shall lapse with respect to a pro rata part of each such Award based on the ratio between the number of full months of Service completed at the time of termination of Service from the grant of each Award to the total number of months of Service required for such Award to be fully nonforfeitable, and such portion of each such Award shall become fully nonforfeitable. The remaining portion of each such Award shall be forfeited and shall be immediately returned to the Company. If a Participant’s Service terminates for any other reason, any Shares as to which the Forfeiture Restrictions have not been satisfied (or waived or accelerated as provided herein) shall be forfeited, and all Shares related thereto shall be immediately returned to the Company.
8.3    Privileges of a Stockholder, Transferability. A Participant shall have all voting, dividend, liquidation and other rights with respect to Stock in accordance with its terms received by him or her as a Restricted Stock Award under this ARTICLE VIII upon his or her becoming the holder of record of such Stock; provided, however, that the Participant’s right to sell, encumber, or otherwise transfer such Stock shall be subject to the limitations of Sections 10.2 and, ARTICLE XI and ARTICLE XII.
8.4    Enforcement of Restrictions. The Committee shall cause a legend to be placed on the Stock certificates issued pursuant to each Restricted Stock Award referring to the restrictions provided by Sections 8.2 and 8.3 and, in addition, may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Sections 8.2 and 8.3:
(a)Requiring the Participant to keep the Stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or
(b)Requiring that the Stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.
ARTICLE IX
OTHER GRANTS
9.1    From time to time during the duration of this Plan, the Board may, in its sole discretion, adopt one or more incentive compensation arrangements for Participants pursuant to which the Participants may acquire Shares, whether by purchase, outright grant, or otherwise. Any arrangement shall be subject to the general provisions of this Plan and all Shares issued pursuant to such arrangements shall be issued under this Plan.
ARTICLE X
RIGHTS OF PARTICIPANTS
10.1    Service. Nothing contained in the Plan or in any Option, or other Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his employment by, or consulting relationship with, the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in

Columbine Capital Corp. 2011 Equity Incentive Plan

military or government service, shall constitute a termination of service shall be determined by the Committee at that time.
10.2    Nontransferability of Awards. Except as provided otherwise at the time of grant or thereafter, or except as otherwise provided in a Domestic Relations Order, no right or interest of any Participant in a Restricted Stock Award (prior to the completion of the restriction period applicable thereto), or other Award (excluding Options) granted pursuant to the Plan, shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant’s death, a Participant’s rights and interests in Options, Restricted Stock Awards, and other Awards, shall, to the extent provided in ARTICLE VII, ARTICLE VIII, and ARTICLE IX be transferable by will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Options may be made by, the Participant’s legal representatives, heirs or legatees. However, a Participant’s rights and interests in Options, Restricted Stock Awards, and other Awards shall be transferable to an Option Holder’s former spouse, to the extent such assignment is pursuant to a Domestic Relations Order (provided that if the Option being assigned pursuant to a Domestic Relations Order is an Incentive Option, such Incentive Option shall cease being an Incentive Option, and shall automatically convert to a Non-Qualified Option, upon such assignment). If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status. Under the Stock Purchase Agreement, the Shares purchased by an Option Holder or Restricted Stockholder are subject to a Right of First Refusal should the Option Holder or Restricted Stockholder desire to transfer the Shares. The Option Holder or Restricted Stockholder must give notice to the Company and permit it to purchase the Shares prior to the Option Holder or Restricted Stockholder selling the Shares to a third party. In addition, the Company has certain “Drag Along Rights” in cases where the Company or the Shareholders have received “Offer to Purchase” either substantially all of the assets of the Company or substantially all of the Outstanding Voting Equity of the Company and such Offer to Purchase has been approved by a majority of the Board of Directors of the Company and is approved by the holders of at least seventy five per cent (75%) of the Outstanding Voting Stock of the Company. Finally, the Stock Purchase Agreement contains rights by the Company to Call the Shares in the event the Option Holder’s or Restricted Stockholder’ services terminate for any reason at a Purchase Price equal to the then-current fair market value.
10.3    No Plan Funding. Obligations to Participants under the Plan will not be funded, trusted, insured or secured in any manner. The Participants under the Plan shall have no security interest in any assets of the Company, and shall be only general creditors of the Company.
ARTICLE XI
GENERAL RESTRICTIONS
11.1    Investment Representations. The Company may require any person to whom an Option, Restricted Stock Award, or other Award, is granted, as a condition of exercising such Option, receiving such Restricted Stock Award, or such other Award to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Stock for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with Federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the Stock certificates.

Columbine Capital Corp. 2011 Equity Incentive Plan

11.2    Compliance with Securities Laws. Each Option, Restricted Stock Award grant, or other Award shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Option, Restricted Stock Award, or other Award grant upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Option, Restricted Stock Award or other Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.
11.3    Changes in Accounting Rules. Except as provided otherwise at the time an Award is granted, notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to Options, Restricted Stock Awards, or other Awards shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Company, the Committee shall have the right and power to modify as necessary, any then outstanding and unexercised Options, outstanding Restricted Stock Awards and other outstanding Awards as to which the applicable services or other restrictions have not been satisfied.
11.4    Election Under Section 83(b) of the Code. No Participant shall exercise the election permitted under Section 83(b) of the Code with respect to any Award described in the Plan without the prior written approval of the Company. Any Participant who makes an election under Section 83(b) of the Code with respect to any Award without the prior written approval of the General Counsel of the Company may, in the discretion of the Committee, forfeit any or all Awards granted to him or her under the Plan.
ARTICLE XII
PLAN AMENDMENT, MODIFICATION AND TERMINATION
The Board may at any time terminate, and from time to time may amend or modify the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable.
No amendment, modification or termination of the Plan shall in any manner adversely affect any Options, Restricted Stock Awards, or other Award theretofore granted under the Plan, without the consent of the Participant holding such Options, Restricted Stock Awards, or other Awards.
ARTICLE XIII
WITHHOLDING
13.1    Withholding RequirementThe Company’s obligations to deliver shares of Stock upon the exercise of any Option, the vesting of any Restricted Stock Award, or the grant of Stock shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and other tax withholding requirements.
13.2    Withholding With StockAt the time the Committee grants an Option, Restricted Stock Award, other Award, or Stock or at any time thereafter, it may, in its sole discretion, grant the Participant an election to pay all such amounts of tax withholding, or any part thereof, by electing (a) to have the Company withhold from shares otherwise issuable to the Participant, shares of Stock having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant;

Columbine Capital Corp. 2011 Equity Incentive Plan

provided however, that the amount of Stock so withheld shall not exceed the minimum amount required to be withheld under the method of withholding that results in the smallest amount of withholding, or (b) to transfer to the Company a number of shares of Stock that were acquired by the Participant more than six months prior to the transfer to the Company and that have a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Committee. The value of shares of Stock to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the “Tax Date”). Any such elections by Participants to have shares of Stock withheld for this purpose will be subject to the following restrictions:
(a)All elections must be made prior to the Tax Date.
(b)All elections shall be irrevocable.
(c)If the Participant is an officer or director of the Company within the meaning of Section 16 of the Exchange Act (“Section 16”), the Participant must satisfy the requirements of such Section 16 and any applicable Rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.
ARTICLE XIV
REQUIREMENTS OF LAW
14.1    Requirements of Law. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.
14.2    Federal Securities Law Requirements. If a Participant is an officer or director of the Company within the meaning of Section 16 of the Exchange Act, Awards granted hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule promulgated under the Exchange Act, to qualify the Award for any exception from the provisions of Section 16(b) of the Exchange Act available under that Rule. Such conditions shall be set forth in the agreement with the Participant which describes the Award or other document evidencing or accompanying the Award.
14.3    Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.
ARTICLE XV
DURATION OF THE PLAN
15.1    Unless sooner terminated by the Board, the Plan shall terminate at the close of business on the day immediately following the tenth anniversary of the Effective Date and no Option, Restricted Stock Award, other Award or Stock shall be granted, or offer to purchase Stock made, after such termination. Options, Restricted Stock Awards, and other Awards outstanding at the time of the Plan termination may continue to be exercised, or become free of restrictions, or paid, in accordance with their terms.

Columbine Capital Corp. 2011 Equity Incentive Plan